FOR IMMEDIATE RELEASE
DATE: July 23, 2020

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2020 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•Net loss was $6.1 million, or $0.17 per diluted share, compared to net income of $12.2 million, or $0.33 per diluted share, for the linked-quarter ended March 31, 2020 and $16.0 million, or $0.43 per diluted share, for the quarter ended June 30, 2019.
•Pre-tax, pre-provision income(1) was $21.5 million for the quarter ended June 30, 2020 compared to $20.8 million for the linked-quarter ended March 31, 2020 and $20.6 million for the quarter ended June 30, 2019.
•Provision for credit losses increased $20.6 million, or 259.5% to $28.6 million for the quarter ended June 30, 2020 from $7.9 million for the quarter ended March 31, 2020.
•Loans receivable, net, increased $790.0 million, or 20.8%, to $4.59 billion at June 30, 2020 from $3.80 billion at March 31, 2020; SBA PPP loans totaled $856.5 million as of June 30, 2020.
•Total deposits increased $949.8 million, or 20.6%, to $5.57 billion at June 30, 2020 from $4.62 billion at March 31, 2020.
•Non-maturity deposits as a percentage of total deposits increased to 91.2% at June 30, 2020 from 88.6% at March 31, 2020 and noninterest demand deposits as a percentage of total deposits increased to 35.9% at June 30, 2020 from 30.6% at March 31, 2020.
•Heritage declared a regular cash dividend of $0.20 per common share on July 22, 2020.
•Capital remains strong with Tier 1 leverage capital to average quarterly assets of 10.2% at June 30, 2020 compared to 10.4% at March 31, 2020 and total capital to risk-weighted assets of 13.1% at June 30, 2020 compared to 12.5% at March 31, 2020.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank ("Bank"), today reported that the Company had a net loss of $6.1 million for the quarter ended June 30, 2020 compared to net income of $12.2 million for the linked-quarter ended March 31, 2020 and net income of $16.0 million for the quarter ended June 30, 2019. The losses per share for the quarter ended June 30, 2020 was $0.17 compared to earnings per share of $0.33 for the linked-quarter ended March 31, 2020 and $0.43 for the quarter ended June 30, 2019. Financial results for the quarter ended June 30, 2020 included a provision for credit losses of $28.6 million primarily as a result of additional estimated credit losses forecasted due to the Coronavirus ("COVID-19") pandemic and its impact on the economy.
Jeffrey J. Deuel, President and Chief Executive Officer of Heritage commented, "We are pleased with our progress in the second quarter, particularly our contribution to the origination of SBA PPP loans for our customers and communities. The overlay of COVID-19 has been challenging and, while there is still a lot of uncertainty, we believe we are prepared to manage through this unprecedented time.
We are also pleased with our continuing efforts to make a difference in our local communities. We are proud to have recently been selected as the construction lender and tax credit investor for Yakima Housing Authority’s Chuck Austin Place project located in Yakima, Washington. The project includes the rehabilitation of a former U.S. Marine Corps armory building and construction of townhouses providing forty one supportive housing units for homeless veterans.”

(1) See Non-GAAP Financial Measures section herein. 1

COVID-19 Response
The Company continues to be committed to supporting its community and its customers during these unprecedented times. This includes offering Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans in accordance with the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020 ("CARES Act"), as amended. As of June 30, 2020, the Bank had funded 4,498 SBA PPP loans totaling $883.9 million with an average loan size of $197,000. The Bank is continuing to accept applications under this program. Of the funded loans, approximately 20% of both the count and the originated balance was issued to new customers as we are also serving those in the Bank’s market areas who have not had a banking relationship with the Bank in the past. The Bank is also working with customers to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs, as appropriate. The Bank earns 1.0% interest on these loans as well as a fee from the SBA based on the size of the loan. The fees will be recognized over the duration of the respective loans.
Under the CARES Act and in an attempt to assist its customers and secure loan repayment, the Bank has accommodated loan modifications for its borrowers, including interest only payments for a period of time (generally 90 days), payment deferrals for a period of time (generally 90 days) and other loan modifications. At June 30, 2020, the Bank had 1,821 CARES Act modified loans totaling $591.5 million, of which 839 loans totaling $527.3 million were commercial business loans. Approximately 56% of the commercial business modified loans were interest only payments, 36% were payment deferrals and 8% were other loan modifications. Total CARES Act modified loans are not reported as troubled-debt restructured loans per the enacted guidance.
The Bank believes the steps it is taking are necessary to effectively manage the loan portfolio and to assist customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic and continues to monitor opportunities to participate in other regulatory or in-house programs designed to aid in the economic recovery from the COVID-19 pandemic.

Financial Highlights
The following table provides financial highlights at the dates and for the periods indicated:

	As of Period End or for the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollars in thousands, except per share amounts)
Net (loss) income	$(6,139)	$12,191	$15,984
Pre-tax, pre-provision income (1)	$21,488	$20,777	$20,553
Diluted (losses) earnings per share	$(0.17)	$0.33	$0.43
Return on average assets (2)	(0.39)%	0.88%	1.20%
Return on average equity (2)	(3.06)%	6.08%	8.19%
Return on average tangible common equity (1) (2)	(3.96)%	9.46%	12.89%
Net interest margin (2)	3.64%	4.06%	4.33%
Cost of total deposits (2)	0.26%	0.37%	0.37%
Efficiency ratio	63.31%	64.20%	64.62%
Noninterest expense to average total assets (2)	2.36%	2.70%	2.81%
Total assets	$6,552,122	$5,587,300	$5,376,686
Loans receivable, net	$4,594,832	$3,804,836	$3,681,920
Total deposits	$5,567,733	$4,617,948	$4,347,708
Loan to deposit ratio (3)	83.8%	83.4%	85.5%
Book value per share	$22.10	$22.25	$21.60
Tangible book value per share (1)	$14.98	$15.10	$14.56
        (1) See Non-GAAP Financial Measures section herein.
        (2) Annualized.
        (3) Loans receivable divided by deposits.

Investment securities decreased $81.2 million, or 8.4%, to $879.9 million at June 30, 2020 from $961.1 million at March 31, 2020 primarily as a result of maturities, calls and payments of investment securities of $79.9 million and sales of investments of $15.8 million, offset partially by unrealized gains of $9.8 million and investment purchases of $5.3 million during the quarter ended June 30, 2020.

Loans receivable, net increased $790.0 million, or 20.8%, to $4.59 billion at June 30, 2020 from $3.80 billion at March 31, 2020 due primarily to increases in SBA PPP loans of $856.5 million, non-owner occupied commercial real estate ("CRE") loans of $39.5 million and owner-occupied CRE loans of $32.7 million, offset partially by decreases in commercial and industrial loans of $96.5 million and consumer loans of $32.9 million. The decrease in commercial and industrial loans was primarily due to decreases in lines of credit balances. The utilization rate for commercial and industrial lines of credit was 26.2%, 37.5% and 34.5% at June 30, 2020, March 31, 2020, and December 31, 2019, respectively. The decrease in consumer loans was primarily due to the cessation of indirect auto loan originations during the quarter ended June 30, 2020.
The following table summarizes the Company's loan portfolio by type of loan and amortized cost at the dates indicated:

	June 30, 2020		March 31, 2020		December 31, 2019
	Balance	% of Total	Balance	% of Total	Balance	% of Total
	(Dollars in thousands)
Commercial business:
Commercial and industrial	$793,217	17.0%	$889,685	23.1%	$852,220	22.6%
SBA PPP	856,490	18.4	—	—	—	—
Owner-occupied CRE	838,303	18.0	805,636	20.9	805,234	21.4
Non-owner occupied CRE	1,351,775	29.0	1,312,308	34.1	1,288,779	34.2
Total commercial business	3,839,785	82.4	3,007,629	78.1	2,946,233	78.2
One-to-four family residential	132,546	2.8	136,782	3.5	131,660	3.5
Real estate construction and land development:
One-to-four family residential	108,821	2.3	98,730	2.6	104,296	2.8
Five or more family residential and commercial properties	197,163	4.2	188,304	4.9	170,350	4.5
Total real estate construction and land development	305,984	6.5	287,034	7.5	274,646	7.3
Consumer	388,018	8.3	420,931	10.9	415,340	11.0
Loans receivable	4,666,333	100.0%	3,852,376	100.0%	3,767,879	100.0%
Allowance for credit losses on loans	(71,501)		(47,540)		(36,171)
Loans receivable, net	$4,594,832		$3,804,836		$3,731,708

Total deposits increased $949.8 million, or 20.6%, to $5.57 billion at June 30, 2020 from $4.62 billion at March 31, 2020 due primarily to increases in noninterest demand deposits of $584.6 million, or 41.3%, interest bearing demand deposits of $220.0 million, or 16.0%, money market accounts of $103.7 million, or 11.8%, and savings accounts of $76.9 million, or 18.1%, offset partially by a decrease in certificate of deposit accounts of $35.3 million, or 6.7%. The increase in total deposits was due primarily to SBA PPP loan funds deposited into customer accounts. Non-maturity deposits as a percentage of total deposits increased to 91.2% at June 30, 2020 from 88.6% at March 31, 2020.

The following table summarizes the Company's deposits at the dates indicated:

	June 30, 2020		March 31, 2020		December 31, 2019
	Balance	% of Total	Balance	% of Total	Balance	% of Total
	(Dollars in thousands)
Noninterest demand deposits	$1,999,754	35.9%	$1,415,177	30.6%	$1,446,502	31.6%
Interest bearing demand deposits	1,593,074	28.6	1,373,091	29.7	1,348,817	29.4
Money market accounts	981,750	17.6	878,075	19.0	753,684	16.4
Savings accounts	502,508	9.1	425,616	9.3	509,095	11.2
Total non-maturity deposits	5,077,086	91.2	4,091,959	88.6	4,058,098	88.6
Certificates of deposit	490,647	8.8	525,989	11.4	524,578	11.4
Total deposits	$5,567,733	100.0%	$4,617,948	100.0%	$4,582,676	100.0%

Total stockholders’ equity decreased $4.8 million, or 0.6%, to $793.7 million at June 30, 2020 from $798.4 million at March 31, 2020. Changes in stockholders' equity during the periods indicated were as follows:

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019
	(In thousands)
Balance, beginning of period	$798,438	$809,311	$804,127
Cumulative effect from change in accounting policy (1)	—	(5,615)	—
Net (loss) income	(6,139)	12,191	17,126
Accumulated other comprehensive gain, net	7,689	7,914	(2,147)
Dividends paid	(7,226)	(7,343)	(10,673)
Shares repurchased	(38)	(19,060)	(1)
Other	928	1,040	879
Balance, end of period	$793,652	$798,438	$809,311
(1) Effective January 1, 2020, Company adopted ASU 2016-13, Financial Instruments - Credit Losses that is commonly referred to as the Current Expected Credit Losses model ("CECL").
During the quarter ended June 30, 2020, no shares were repurchased under the Company's stock repurchase plan as the Company halted repurchases in March 2020 (other than the cancellation of stock to pay withholding taxes on vested restricted stock awards or units) in response to the COVID-19 pandemic. As of June 30, 2020, there were 1,643,276 shares available for repurchase under the current stock repurchase plan.

The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The following table summarizes capital ratios for the Company at the dates indicated:

	June 30, 2020	March 31, 2020	December 31, 2019
Capital Ratios:
Stockholders' equity to total assets	12.1%	14.3%	14.6%
Tangible common equity to tangible assets (1)	8.5%	10.2%	10.4%
Tangible common equity to tangible assets, excluding SBA PPP loans (1)	9.9%	10.2%	10.4%
Common equity Tier 1 capital to risk-weighted assets (2)	11.4%	11.2%	11.5%
Tier 1 leverage capital to average quarterly assets (2)	10.2%	10.4%	10.6%
Tier 1 capital to risk-weighted assets (2)	11.9%	11.6%	12.0%
Total capital to risk-weighted assets (2)	13.1%	12.5%	12.8%
(1) See Non-GAAP Financial Measures section herein.
(2) Capital measures beginning in 2020 reflect the revised CECL capital transition provisions adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Federal Deposit Insurance Corporation ("FDIC"), that allow us the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, "We continue to maintain strong capital ratios even after a significant addition to our allowance for credit losses in the second quarter. This capital position has enabled us to sustain our quarterly dividends at prior-quarter levels. As we progress through this economic downturn, we will monitor and manage our projected capital levels in order to preserve our strong capital position."

Allowance for Credit Losses
Effective January 1, 2020, the Company adopted the Financial Accounting Standard Board's Accounting Standards Update 2016-13: Financial Instruments: Credit Losses (Topic 326), as amended, and commonly referred to as CECL, under the modified retrospective method; therefore, periods prior to the effective date are not comparable.
During the quarter ended June 30, 2020, the allowance for credit losses ("ACL") on loans increased $24.0 million, or 50.4%, to $71.5 million at June 30, 2020. The increase was due primarily to a provision for credit losses on loans of $25.9 million which reflects additional estimated credit losses as the forecasted impacts of the COVID-19 pandemic worsened since the linked-quarter end. The macroeconomic forecast for the quarter ended June 30, 2020 included a widened "U-shaped" recovery with unemployment rate spiking to 13% in second quarter 2020 and decreasing to 5% by 2023, and Gross Domestic Product ("GDP") slumping 6.1% in 2020, but rebounding 6.3% in 2021, with modest increases in GDP in future years. The macroeconomic factors for the linked-quarter ended March 31, 2020 utilized a "V-shaped" recovery assumption with unemployment rates rising to 6% in second quarter 2020 and quickly falling, and GDP contracting 0.2% in 2020. Additionally, the ACL on loans at March 31, 2020 included changes in qualitative factors related to the industries in the loan portfolio that the Company believed may suffer the most losses as a result of the COVID-19 pandemic, such as restaurants, hotels, not-for-profit organizations and recreational and entertainment centers, as the macroeconomic model was as of March 20, 2020 and, therefore, did not entirely include the economic developments as of March 31, 2020.
The Bank recognized net charge-offs of $2.0 million during the quarter ended June 30, 2020 due primarily to a charge-off of a commercial and industrial loan of $1.7 million that had been experiencing financial difficulties. Due to issues surrounding the control of the underlying loan collateral, the Bank determined it appropriate to charge-off the entire balance and pursue an aggressive collection strategy. Net charge-offs were $417,000 for the linked-quarter ended March 31, 2020 and $1.2 million for the same quarter in 2019.
The Company believes that its ACL on loans is appropriate to provide for current expected credit losses in the loan portfolio at June 30, 2020.
During the quarter ended June 30, 2020, the ACL on unfunded commitments increased $2.6 million, or 131.7%, to $4.6 million at June 30, 2020. The increase was due primarily to the combination of an increase in estimated loss rates and a decrease in the utilization rate on revolving commercial and industrial lines of credit. Loss rates on unfunded commitments are the same as those developed for the ACL on loans and likewise reflects the worsening economic conditions related to the COVID-19 pandemic.

The following table provides detail on the changes in the ACL on loans and unfunded commitments and the related provision for credit losses for the periods indicated:

	As of Period End or for the Three Months Ended			As of Period End or for the Three Months Ended			As of Period End or for the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	ACL on Loans	ACL on Unfunded Commitment	Total	ACL on Loans	ACL on Unfunded Commitment	Total	ACL on Loans	ACL on Unfunded Commitment	Total
	(Dollars in thousands)
Balance, beginning of period	$47,540	$1,990	$49,530	$36,171	$306	$36,477	$36,152	$306	$36,458
Impact of CECL adoption	—	—	—	1,822	3,702	5,524	—	—	—
Adjusted balance, beginning of period	47,540	1,990	49,530	37,993	4,008	42,001	36,152	306	36,458
Provision for credit losses	25,941	2,622	28,563	9,964	(2,018)	7,946	1,367	—	1,367
Net charge-offs	(1,980)	—	(1,980)	(417)	—	(417)	(1,156)	—	(1,156)
Balance, end of period	$71,501	$4,612	$76,113	$47,540	$1,990	$49,530	$36,363	$306	$36,669

Credit Quality
Nonperforming assets decreased to 0.51% of total assets at June 30, 2020 compared to 0.63% of total assets at March 31, 2020. The decrease was due primarily to an increase in total assets due to originations of SBA PPP loans. Nonperforming assets at June 30, 2020 include only nonaccrual loans due to the sale of the one remaining other real estate owned ("OREO") property during the quarter ended June 30, 2020.
Changes in nonaccrual loans during the periods indicated were as follows:

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019
	(In thousands)
Balance, beginning of period	$34,163	$44,525	$41,497
Additions of previously classified pass graded loans	4	255	764
Additions of previously classified potential problem loans (1)	989	2,579	1,043
Addition of previously classified TDR loans	—	—	4,686
Net principal payments and transfers to accruing status	(1,499)	(12,300)	(2,216)
Charge-offs	(29)	(626)	(1,249)
Transfer to OREO	—	(270)	—
Balance, end of period	$33,628	$34,163	$44,525
(1) Additions during the quarter ended March 31, 2020 include previously pooled purchased credit impaired loans of $1.3 million which were converted to purchased credit deteriorated loans under CECL adoption on January 1, 2020.
The ACL on loans to nonaccrual loans increased to 212.62% at June 30, 2020 compared to 139.16% at March 31, 2020 due primarily to the increase in the ACL, as discussed above.
Potential problem loans decreased $1.6 million, or 1.6%, to $100.6 million at June 30, 2020 compared to $102.2 million at March 31, 2020. The decrease was primarily attributed to net principal payments and upgrades to pass status, including the upgrade of one commercial and industrial loan of $5.7 million which demonstrated improved and sustained financial strength throughout one year of monitoring. The decrease in potential problem loans was offset partially by the addition of two owner-occupied CRE relationships and one commercial and industrial relationship totaling $8.4 million that experienced cash flow deterioration as a result of customer-specific events. In addition, one owner-occupied CRE relationship and one commercial and industrial relationship totaling $2.5 million were downgraded as a result of impacts from the COVID-19 pandemic. The Bank's practice on COVID-19 related loan issues was to downgrade to a "Watch" grade if the loan was modified, unless the borrower showed strong financials or other factors indicated a more severe grade was necessary.
Changes in potential problem loans during the periods indicated were as follows:

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019
	(In thousands)
Balance, beginning of period	$102,167	$87,788	$85,314
Addition of previously classified pass graded loans	14,023	29,919	23,498
Upgrades to pass graded loan status	(6,116)	(476)	(8,367)
Net principal payments	(8,377)	(9,825)	(10,537)
Transfers of loans to nonaccrual and TDR status	(1,143)	(5,239)	(2,120)
Balance, end of period	$100,554	$102,167	$87,788

Operating Results
Net interest income increased $1.8 million, or 3.6%, to $50.3 million for the quarter ended June 30, 2020 from $48.6 million for the linked-quarter ended March 31, 2020 due primarily to an increase in the interest earning assets during the quarter ended June 30, 2020 and a decrease in the cost of total interest bearing liabilities, offset partially by decreases in yields on adjustable rate instruments following significant decreases in the federal funds target rate by the Federal Reserve in response to the COVID-19 pandemic. Net interest income decreased $223,000, or 0.4%, from $50.5 million for the same period in 2019 due primarily to decreases in yields on adjustable rate instruments following sustained decreases in short-term market rates, partially offset by increases in interest earning assets and decreases in the cost of interest bearing liabilities.
The federal funds target rate history since December 31, 2018 is as follows:

Change Date	Rate (%)	Rate Change (%)
December 31, 2018	2.25 - 2.50%	N/A
July 31, 2019	2.00 - 2.25%	-0.25%
September 18, 2019	1.75 - 2.00%	-0.25%
October 30, 2019	1.50 - 1.75%	-0.25%
March 3, 2020	1.00 - 1.25%	-0.50%
March 15, 2020	0.00 - 0.25%	-1.00%

Net interest margin decreased 42 basis points to 3.64% for the quarter ended June 30, 2020 from 4.06% for the linked-quarter ended March 31, 2020 due primarily to changes in the mix of interest earning assets and decreases in the yield of interest earning assets, offset partially by decreases in the cost of interest bearing liabilities. Average interest earning assets increased $740.7 million, or 15.4%, from the linked-quarter due primarily to the origination of SBA PPP loans with an average balance of $667.4 million during the quarter ended June 30, 2020 and secondarily due to an increase in average interest earning deposits of $60.0 million, or 47.9%, during the quarter ended June 30, 2020. The yield on SBA PPP loans was 2.97%, including the recognition of the net deferred fees, during the quarter ended June 30, 2020, and the yield on interest earning deposits was 0.09% during the quarter ended June 30, 2020 compared to 1.35% during the linked-quarter ended March 31, 2020. The decrease in the other components of the loan yield is described below. The cost of interest bearing liabilities decreased 14 basis points to 0.40% during the quarter ended June 30, 2020 from 0.54% during the linked-quarter ended March 31, 2020 due primarily to the decrease in market rates.
Net interest margin decreased 0.69% from 4.33% for the quarter ended June 30, 2019 due to similar reasons as the linked-quarter decrease, including the origination of SBA PPP loans; increases in interest earning deposits of $137.8 million, or 289.6% combined with a significant decline in the yield to 0.09% during the quarter ended June 30, 2020 from 2.39% for the same period in 2019; and decreases in yields on adjustable instruments due to market interest rates.
Loan yield decreased 59 basis points to 4.38% for the quarter ended June 30, 2020 from 4.97% for the linked-quarter ended March 31, 2020 primarily as a result of a full quarter impact of the decrease in short-term market rates. Approximately 56% of the loan portfolio at March 31, 2020 was comprised of adjustable loans and 23% of those adjustable rate loans repriced within the quarter. Loan yield also decreased as a result of funding SBA PPP loans during the quarter ended June 30, 2020 at a yield of 2.97%, resulting in a negative impact to the loan yield of 24 basis points. Loan yield, excluding SBA PPP loans and incremental accretion on purchased loans was 4.56% for the quarter ended June 30, 2020 compared to 4.86% for the linked for the linked-quarter ended March 31, 2020. Loan yield decreased 90 basis points from 5.28% for the quarter ended June 30, 2019 due primarily to sustained decreases in short-term market rates and secondarily due to the impact of the lower yielding SBA PPP loans. Loan yield, excluding SBA PPP loans and incremental accretion on purchased loans was 5.12% for the comparable quarter ended June 30, 2019.
Loan yield is also affected by incremental accretion on purchased loans. The impact of incremental accretion on loan yield decreased five basis points to 0.06% during the quarter ended June 30, 2020 from 0.11% for the linked-quarter ended March 31, 2020 and decreased ten basis points from 0.16% for the quarter ended June 30, 2019. The impact of incremental accretion on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchased loans decreases.
The following table presents the loan yield and the impacts of the balances and interest and fees earned on SBA PPP loans and the incremental accretion on purchased loans on this financial measure for the periods presented below:

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollars in thousands)
Non-GAAP Measure:(1)
Loan yield (GAAP)	4.38%	4.97%	5.28%
Exclude impact from SBA PPP loans	0.24%	—%	—%
Exclude impact from incremental accretion on purchased loans(2)	(0.06)%	(0.11)%	(0.16)%
Loan yield, excluding SBA PPP loans and incremental accretion on purchased loans (non-GAAP)	4.56%	4.86%	5.12%
(1) See Non-GAAP Financial Measures section.
(2) Represents the amount of interest income recorded on purchased loans in excess of the contractual stated interest rate in the individual loan notes due to incremental accretion of purchased discount or premium. Purchased discount or premium is the difference between the contractual loan balance and the fair value of acquired loans at the acquisition date, or as modified by the adoption of ASU 2016-13. The purchased discount is accreted into income over the remaining life of the loan

The yield on the aggregate investment portfolio decreased 33 basis points to 2.41% for the quarter ended June 30, 2020 from 2.74% for the linked-quarter ended March 31, 2020 and decreased 39 basis points from 2.80% for the quarter ended June 30, 2019 due primarily to decreases in market interest rates impacting adjustable rate securities, offset partially by recognition of discounts related to increases in prepayments of investment securities due to the low interest environment.
The cost of total deposits decreased 11 basis points to 0.26% during the quarter ended June 30, 2020 from 0.37% for both the linked-quarter ended March 31, 2020 and the quarter ended June 30, 2019 due primarily to decreases in market interest rates following decreases in the federal funds target rate mentioned previously, offset partially by a significant increase in the average balance of noninterest demand deposits.
Provision for credit losses of $28.6 million was recorded during the quarter ended June 30, 2020, which is comprised of the estimated losses for loans and unfunded commitments.
The provision for credit losses on loans increased $15.9 million, or 160.3%, to $25.9 million during the quarter ended June 30, 2020 compared to $10.0 million during the quarter ended March 31, 2020 due to the worsening of forecasted conditions as explained in the Allowance for Credit Losses section above. The amount of provision for credit losses on loans recorded during the quarter ended June 30, 2020 was necessary to increase the ACL on loans to an amount that management determined to be appropriate and estimated the credit losses on loans at June 30, 2020 based on its adopted CECL methodology. The provision for loan losses for the same period in 2019 was estimated under the previously utilized incurred loss methodology.
The Company recorded a provision for credit losses on unfunded commitments of $2.6 million during the quarter ended June 30, 2020 compared to a reversal of provision for credit losses on unfunded commitments of $2.0 million during the quarter ended March 31, 2020 primarily as a result of an increase in estimated loss rates and a decrease in the utilization rates of revolving commercial and industrial lines of credit as previously mentioned. The Company did not record a provision for credit losses on unfunded commitments during the same period in 2019 under the incurred loss methodology.
Noninterest income decreased $1.2 million, or 13.1%, to $8.2 million for the quarter ended June 30, 2020 from $9.5 million for the linked-quarter ended March 31, 2020 due primarily to a decrease in service charges and other fees of $776,000, or 17.7%, which included a decrease in overdraft fees of $593,000, and a decrease in other income of $918,000, or 28.2%, which included a decrease in Merchant Visa fees of $311,000 as a result of changes in customer spending habits during the COVID-19 pandemic. The decrease in other income also related to a bank-owned life insurance death benefit payout recorded during the quarter ended March 31, 2020. The decrease in noninterest income was additionally due to a decrease of $605,000 in gain on sale of investment securities, net. These decreases in noninterest income were offset partially by increases in gain on sale of mortgage loans of $588,000, or 107.5%, as a result of increased residential refinance activity during this period of low market interest rates.
Noninterest income increased $684,000, or 9.0%, from $7.6 million for the same period in 2019 due primarily to an increase in gain on sale of loans of $767,000, or 208.4%, as a result of the volume increase due to the lower interest rate environment and an increase in interest rate swap fees of $608,000, or 377.6%, based on customer transactions. These increases in noninterest income were offset partially by a decrease in service charges and other fees of $1.2 million, or 25.7%, primarily related to decreases in overdraft fees and interchange fees related to changes in customer spending habits due to the COVID-19 pandemic.
Noninterest expense decreased $187,000, or 0.5%, to $37.1 million for the quarter ended June 30, 2020 from $37.3 million for the linked-quarter ended March 31, 2020 due primarily to a decrease in compensation and employee benefits of $579,000, or 2.6%, substantially due to the deferral of compensation related to origination costs of SBA PPP loans, partially offset by an increase in sales commission expense related to the mortgage department's increased residential loan production volume. These decreases in noninterest expense were offset partially by an increase in professional services of $792,000, or 57.5%, related primarily to the launch of the new mobile and online commercial banking platform, "Heritage Direct," and an increase in federal deposit insurance premium expense of $238,000 due to the Bank utilizing the remaining balance of its small bank credit awarded by the FDIC and resuming the accrual for this expense in the current quarter. The implementation of Heritage Direct was completed during the quarter ended June 30, 2020.
Noninterest expense decreased $474,000, or 1.3%, compared to $37.5 million for the quarter ended June 30, 2019 due to a reduction of employee lodging, meal and travel expenses related to the Company's suspension of non-essential travel due to COVID-19 (included in "other expense" category); a decrease in other real estate owned, net as a result of a gain on sale recognized during the quarter ended June 30, 2020 compared to a loss on sale recognized during the quarter ended June 30, 2019; a decrease in marketing expense related to the delayed timing of contributions for community sponsorships and sponsored events due to COVID-19 restrictions; and a decrease in federal deposit insurance premium expense due to the recognition of the remaining small bank credit awarded by the FDIC during the quarter ended June 30, 2020 compared to no credit recognized during the quarter ended June 30, 2019. These decreases in noninterest expense were offset partially by an increase in professional services primarily as a result of support and transition expenses related to the Heritage Direct platform previously mentioned.
Income tax benefit was $936,000 for the quarter ended June 30, 2020 compared to income tax expense of $640,000 for the linked-quarter ended March 31, 2020 and income tax expense of $3.2 million for the quarter ended June 30, 2019. The effective tax benefit rate was 13.2% for the quarter ended June 30, 2020 compared to an income tax expense rate of 5.0% for the linked-quarter ended March 31, 2020 and an income tax expense rate of 16.7% for the quarter ended June 30, 2019. The increase in the effective tax rate from the linked-quarter ended March 31, 2020 was primarily due to a provision in the CARES Act, which permitted the Company to recognize a $1.0 million benefit from net operating losses related to prior acquisitions during the quarter ended March 31, 2020. The decrease in the effective tax rate from the quarter ended June 30, 2019 was due to a decrease in pre-tax income which results in an increased impact of favorable permanent tax items such as tax-exempt investments and low-income housing tax credits.

Dividends
On July 22, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share, which is unchanged compared to the quarterly dividend paid in the prior quarter. The dividends are payable on August 19, 2020 to shareholders of record as of the close of business on August 5, 2020.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on July 23, 2020 at 11:00 a.m. Pacific time. To access the call, please dial (877) 692-8957 -- access code 4585155 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 6, 2020 by dialing (866) 207-1041 -- access code 3330931.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 62 banking offices in Washington and Oregon. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact
Jeffrey J. Deuel, President and Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President and Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollar amounts in thousands, except per share amounts)
Tangible common equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$793,652	$798,438	$809,311	$804,127	$796,625
Exclude intangible assets	(255,746)	(256,649)	(257,552)	(258,527)	(259,502)
Tangible common equity (non-GAAP)	$537,906	$541,789	$551,759	$545,600	$537,123

Total assets (GAAP)	$6,552,122	$5,587,300	$5,552,970	$5,515,185	$5,376,686
Exclude intangible assets	(255,746)	(256,649)	(257,552)	(258,527)	(259,502)
Tangible assets (non-GAAP)	$6,296,376	$5,330,651	$5,295,418	$5,256,658	$5,117,184

Total assets (GAAP)	$6,552,122	$5,587,300	$5,552,970	$5,515,185	$5,376,686
Exclude intangible assets	(255,746)	(256,649)	(257,552)	(258,527)	(259,502)
Exclude SBA PPP loans	(856,490)	—	—	—	—
Tangible assets, excluding SBA PPP loans (non-GAAP)	$5,439,886	$5,330,651	$5,295,418	$5,256,658	$5,117,184

Stockholders' equity to total assets (GAAP)	12.1%	14.3%	14.6%	14.6%	14.8%
Tangible common equity to tangible assets (non-GAAP)	8.5%	10.2%	10.4%	10.4%	10.5%
Tangible common equity to tangible assets, excluding SBA PPP loans (non-GAAP)	9.9%	10.2%	10.4%	10.4%	10.5%

Shares outstanding	35,908,908	35,888,494	36,618,729	36,618,381	36,882,771
Book value per share (GAAP)	$22.10	$22.25	$22.10	$21.96	$21.60
Tangible book value per share (non-GAAP)	$14.98	$15.10	$15.07	$14.90	$14.56

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
ACL on loans to Loans receivable, excluding SBA PPP loans
Allowance for credit losses on loans	$(71,501)	$(47,540)	$(36,171)	$(36,518)	$(36,363)

Loans receivable (GAAP)	$4,666,333	$3,852,376	$3,767,879	$3,731,343	$3,718,283
Exclude SBA PPP loans	856,490	—	—	—	—
Loans receivable, excluding SBA PPP (non-GAAP)	$3,809,843	$3,852,376	$3,767,879	$3,731,343	$3,718,283

ACL on loans to Loans receivable (GAAP)	1.53%	1.23%	0.96%	0.98%	0.98%
ACL on loans to Loans receivable, excluding SBA PPP loans (non-GAAP)	1.88%	1.23%	0.96%	0.98%	0.98%

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollar amounts in thousands)
Pre-tax, pre-provision income:
Net (loss) income (GAAP)	$(6,139)	$12,191	$15,984
Exclude income tax (benefit) expense	(936)	640	3,202
Exclude provision for credit losses	28,563	7,946	1,367
Pre-tax, pre-provision income (non-GAAP)	$21,488	$20,777	$20,553

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollar amounts in thousands)
Return on average tangible common equity, annualized:
Net (loss) income (GAAP)	$(6,139)	$12,191	$15,984
Exclude amortization of intangible assets	903	903	1,026
Exclude tax effect of adjustment	(190)	(190)	(215)
Tangible net (loss) income (non-GAAP)	$(5,426)	$12,904	$16,795

Average stockholders' equity (GAAP)	$807,539	$806,071	$782,719
Exclude average intangible assets	(256,338)	(257,234)	(260,167)
Average tangible common stockholders' equity (non-GAAP)	$551,201	$548,837	$522,552

Return on average equity, annualized (GAAP)	(3.06)%	6.08%	8.19%
Return on average tangible common equity, annualized (non-GAAP)	(3.96)%	9.46%	12.89%

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollars in thousands)
Loan yield, excluding SBA PPP loans and incremental accretion on purchased loans, annualized:
Interest and fees on loans (GAAP)	$48,404	$46,277	$48,107
Exclude SBA PPP loan interest and fees	(4,923)	—	—
Exclude incremental accretion on purchased loans	(696)	(1,012)	(1,416)
Adjusted interest and fees on loans (non-GAAP)	$42,785	$45,265	$46,691

Average loans receivable, net	$4,442,108	$3,748,573	$3,654,475
Exclude average SBA PPP loans	(667,390)	—	—
Adjusted average loans receivable, net (non-GAAP)	$3,774,718	$3,748,573	$3,654,475

Loan yield, annualized (GAAP)	4.38%	4.97%	5.28%
Loan yield, excluding SBA PPP loans and incremental accretion on purchased loans, annualized (non-GAAP)	4.56%	4.86%	5.12%

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. The COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to: changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollar amounts in thousands, except shares)

	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Cash on hand and in banks	$100,872	$105,097	$95,039
Interest earning deposits	314,203	57,816	133,529
Cash and cash equivalents	415,075	162,913	228,568
Investment securities available for sale, at fair value, net (amortized cost of $846,839, $937,828 and $939,160, respectively)	879,927	961,092	952,312
Loans held for sale	3,783	3,808	5,533
Loans receivable	4,666,333	3,852,376	3,767,879
Allowance for credit losses on loans	(71,501)	(47,540)	(36,171)
Loans receivable, net	4,594,832	3,804,836	3,731,708
Other real estate owned	—	841	841
Premises and equipment, net	86,897	87,958	87,888
Federal Home Loan Bank stock, at cost	6,661	6,661	6,377
Bank owned life insurance	107,401	106,756	103,616
Accrued interest receivable	17,813	14,940	14,446
Prepaid expenses and other assets	183,987	180,846	164,129
Other intangible assets, net	14,807	15,710	16,613
Goodwill	240,939	240,939	240,939
Total assets	$6,552,122	$5,587,300	$5,552,970

Liabilities and Stockholders' Equity
Deposits	$5,567,733	$4,617,948	$4,582,676
Junior subordinated debentures	20,741	20,668	20,595
Securities sold under agreement to repurchase	24,444	11,792	20,169
Accrued expenses and other liabilities	145,552	138,454	120,219
Total liabilities	5,758,470	4,788,862	4,743,659

Common stock	569,329	568,439	586,459
Retained earnings	198,342	211,707	212,474
Accumulated other comprehensive gain, net	25,981	18,292	10,378
Total stockholders' equity	793,652	798,438	809,311
Total liabilities and stockholders' equity	$6,552,122	$5,587,300	$5,552,970

Shares outstanding	35,908,908	35,888,494	36,618,729

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Interest and fees on loans	$48,404	$46,277	$48,107	$94,681	$94,806
Taxable interest on investment securities	4,570	5,633	5,933	10,203	11,756
Nontaxable interest on investment securities	977	756	893	1,733	1,843
Interest on other interest earning assets	43	420	283	463	618
Total interest income	53,994	53,086	55,216	107,080	109,023
Interest expense:
Deposits	3,417	4,216	4,017	7,633	7,620
Junior subordinated debentures	218	285	340	503	694
Other borrowings	46	34	323	80	385
Total interest expense	3,681	4,535	4,680	8,216	8,699
Net interest income	50,313	48,551	50,536	98,864	100,324
Provision for credit losses	28,563	7,946	1,367	36,509	2,287
Net interest income after provision for credit losses	21,750	40,605	49,169	62,355	98,037
Noninterest income:
Service charges and other fees	3,600	4,376	4,845	7,976	9,330
Gain on sale of investment securities, net	409	1,014	33	1,423	48
Gain on sale of loans, net	1,135	547	368	1,682	620
Interest rate swap fees	769	296	161	1,065	161
Other income	2,335	3,253	2,157	5,588	4,834
Total noninterest income	8,248	9,486	7,564	17,734	14,993
Noninterest expense:
Compensation and employee benefits	21,927	22,506	21,982	44,433	43,896
Occupancy and equipment	5,529	5,731	5,451	11,260	10,909
Data processing	2,323	2,360	2,109	4,683	4,282
Marketing	696	866	1,106	1,562	2,204
Professional services	2,169	1,377	1,305	3,546	2,478
State/municipal business and use taxes	905	757	809	1,662	1,607
Federal deposit insurance premium	238	—	426	238	711
Other real estate owned, net	(170)	25	289	(145)	375
Amortization of intangible assets	903	903	1,026	1,806	2,051
Other expense	2,553	2,735	3,044	5,288	5,559
Total noninterest expense	37,073	37,260	37,547	74,333	74,072
(Loss) income before income taxes	(7,075)	12,831	19,186	5,756	38,958
Income tax (benefit) expense	(936)	640	3,202	(296)	6,422
Net (loss) income	$(6,139)	$12,191	$15,984	$6,052	$32,536

Basic (losses) earnings per share	$(0.17)	$0.34	$0.43	$0.17	$0.88
Diluted (losses) earnings per share	$(0.17)	$0.33	$0.43	$0.17	$0.88
Dividends declared per share	$0.20	$0.20	$0.18	$0.40	$0.36

Average number of basic shares outstanding	35,898,716	36,342,090	36,870,159	36,120,403	36,847,969
Average number of diluted shares outstanding	35,898,716	36,596,641	37,014,873	36,275,391	37,011,736

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS (Unaudited)
(Dollar amounts in thousands, except per share amounts)

Nonperforming Assets and Credit Quality Metrics:

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Other Real Estate Owned:
Balance, beginning of period	$841	$841	$1,904	$841	$1,983
Additions from transfer of loan	—	270	—	270	—
Proceeds from dispositions	(1,024)	(266)	(350)	(1,290)	(429)
Gain (loss) on sales, net	183	(4)	(279)	179	(279)
Valuation adjustments	—	—	(51)	—	(51)
Balance, end of period	$—	$841	$1,224	$—	$1,224

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Allowance for Credit Losses on Loans:
Balance, beginning of period	$47,540	$36,171	$36,152	$36,171	$35,042
Impact of CECL adoption	—	1,822	—	1,822	—
Adjusted balance, beginning of period	47,540	37,993	36,152	37,993	35,042
Provision for credit losses on loans	25,941	9,964	1,367	35,905	2,287
Charge-offs:
Commercial business	(1,824)	(1,222)	(774)	(3,046)	(877)
One-to-four family residential	—	—	(15)	—	(30)
Consumer	(431)	(375)	(566)	(806)	(1,152)
Total charge-offs	(2,255)	(1,597)	(1,355)	(3,852)	(2,059)
Recoveries:
Commercial business	71	1,069	62	1,140	221
One-to-four family residential	—	3	—	3	—
Real estate construction and land development	7	14	7	21	625
Consumer	197	94	130	291	247
Total recoveries	275	1,180	199	1,455	1,093
Net charge-offs	(1,980)	(417)	(1,156)	(2,397)	(966)
Balance, end of period	$71,501	$47,540	$36,363	$71,501	$36,363
Net charge-offs on loans to average loans, annualized	0.18%	0.04%	0.13%	0.12%	0.05%

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Allowance for Credit Losses on Unfunded Commitments:
Balance, beginning of period	$1,990	$306	$306	$306	$306
Impact of CECL adoption	—	3,702	—	3,702	—
Adjusted balance, beginning of period	1,990	4,008	306	4,008	306
Provision for (reversal of) credit losses on unfunded commitments	2,622	(2,018)	—	604	—
Balance, end of period	$4,612	$1,990	$306	$4,612	$306

	June 30, 2020	March 31, 2020	December 31, 2019
Nonperforming Assets:
Nonaccrual loans (1):
Commercial business	$33,382	$33,908	$44,320
One-to-four family residential	160	163	19
Consumer	86	92	186
Total nonaccrual loans	33,628	34,163	44,525
Other real estate owned	—	841	841
Nonperforming assets	$33,628	$35,004	$45,366

Restructured performing loans	$20,687	$19,309	$14,469
Accruing loans past due 90 days or more	—	—	—
Potential problem loans (2)	100,554	102,167	87,788
ACL on loans to:
Loans receivable	1.53%	1.23%	0.96%
Loans receivable, excluding SBA PPP loans (3)	1.88%	1.23%	0.96%
Nonaccrual loans	212.62%	139.16%	81.24%
Nonperforming loans to loans receivable	0.72%	0.89%	1.18%
Nonperforming assets to total assets	0.51%	0.63%	0.82%
(1)At June 30, 2020, March 31, 2020 and December 31, 2019, $20.9 million, $20.0 million and $26.3 million of nonaccrual loans were also considered troubled debt restructured loans, respectively.
(2)Potential problem loans are loans classified as Special Mention or worse that are not classified as a TDR or nonaccrual loan and are not individually evaluated for credit loss, but which management is closely monitoring because the financial information of the borrower causes concern as to their ability to meet their loan repayment terms.
(3) See Non-GAAP Financial Measures section herein.

Average Balances, Yields, and Rates Paid:

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Loans receivable, net (2) (3)	$4,442,108	$48,404	4.38%	$3,748,573	$46,277	4.97%	$3,654,475	$48,107	5.28%
Taxable securities	764,691	4,570	2.40	815,686	5,633	2.78	840,254	5,933	2.83
Nontaxable securities (3)	160,296	977	2.45	122,153	756	2.49	139,278	893	2.57
Interest earning deposits	185,399	43	0.09	125,357	420	1.35	47,581	283	2.39
Total interest earning assets	5,552,494	53,994	3.91%	4,811,769	53,086	4.44%	4,681,588	55,216	4.73%
Noninterest earning assets	756,067			748,443			669,217
Total assets	$6,308,561			$5,560,212			$5,350,805
Interest Bearing Liabilities:
Certificates of deposit	$513,539	$1,810	1.42%	$528,009	$2,012	1.53%	$514,220	$1,694	1.32%
Savings accounts	476,312	115	0.10	434,459	188	0.17	500,135	707	0.57
Interest bearing demand and money market accounts	2,440,691	1,492	0.25	2,201,921	2,016	0.37	2,016,901	1,616	0.32
Total interest bearing deposits	3,430,542	3,417	0.40	3,164,389	4,216	0.54	3,031,256	4,017	0.53
Junior subordinated debentures	20,693	218	4.24	20,620	285	5.56	20,400	340	6.68
Securities sold under agreement to repurchase	23,702	39	0.66	19,246	33	0.69	29,265	45	0.62
FHLB advances and other borrowings	4,909	7	0.57	989	1	0.41	42,101	278	2.65
Total interest bearing liabilities	3,479,846	3,681	0.43%	3,205,244	4,535	0.57%	3,123,022	4,680	0.60%
Noninterest demand deposits	1,883,227			1,420,247			1,345,917
Other noninterest bearing liabilities	137,949			128,650			99,147
Stockholders’ equity	807,539			806,071			782,719
Total liabilities and stockholders’ equity	$6,308,561			$5,560,212			$5,350,805
Net interest income		$50,313			$48,551			$50,536
Net interest spread			3.48%			3.87%			4.13%
Net interest margin			3.64%			4.06%			4.33%
Average interest earning assets to average interest bearing liabilities			159.56%			150.12%			149.91%
(1)Annualized.
(2)The average loan balances presented in the table are net of the ACL on loans and include loans held for sale. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Loans receivable, net (2) (3)	$4,095,340	$94,681	4.65%	$3,638,573	$94,806	5.25%
Taxable securities	790,189	10,203	2.60	830,671	11,756	2.85
Nontaxable securities (3)	141,224	1,733	2.47	144,522	1,843	2.57
Interest earning deposits	155,379	463	0.60	51,747	618	2.41
Total interest earning assets	5,182,132	107,080	4.16%	4,665,513	109,023	4.71%
Noninterest earning assets	752,255			668,644
Total assets	$5,934,387			$5,334,157
Interest Bearing Liabilities:
Certificates of deposit	$520,774	$3,822	1.48%	$508,220	$3,133	1.24%
Savings accounts	455,386	303	0.13	503,882	1,381	0.55
Interest bearing demand and money market accounts	2,321,305	3,508	0.30	2,033,878	3,106	0.31
Total interest bearing deposits	3,297,465	7,633	0.47	3,045,980	7,620	0.50
Junior subordinated debentures	20,657	503	4.90	20,364	694	6.87
Securities sold under agreement to repurchase	21,474	72	0.67	31,149	91	0.59
Federal Home Loan Bank advances and other borrowings	2,949	8	0.55	22,086	294	2.68
Total interest bearing liabilities	3,342,545	8,216	0.49%	3,119,579	8,699	0.56%
Noninterest demand deposits	1,651,737			1,339,108
Other noninterest bearing liabilities	133,300			100,840
Stockholders’ equity	806,805			774,630
Total liabilities and stockholders’ equity	$5,934,387			$5,334,157
Net interest income		$98,864			$100,324
Net interest spread			3.67%			4.15%
Net interest margin			3.84%			4.34%
Average interest earning assets to average interest bearing liabilities			155.04%			149.56%
(1)Annualized.
(2)The average loan balances presented in the table are net of the ACL on loans and include loans held for sale. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Earnings:
Net interest income	$50,313	$48,551	$49,115	$50,243	$50,536
Provision for credit losses	28,563	7,946	1,558	466	1,367
Noninterest income	8,248	9,486	9,011	8,458	7,564
Noninterest expense	37,073	37,260	35,997	36,719	37,547
Net (loss) income	(6,139)	12,191	17,126	17,895	15,984
Basic (losses) earnings per share	$(0.17)	$0.34	$0.47	$0.49	$0.43
Diluted (losses) earnings per share	$(0.17)	$0.33	$0.47	$0.48	$0.43
Average Balances:
Loans receivable, net (1) (2)	$4,442,108	$3,748,573	$3,719,128	$3,677,405	$3,654,475
Investment securities	924,987	937,839	949,718	952,559	979,532
Total interest earning assets	5,552,494	4,811,769	4,849,708	4,736,704	4,681,588
Total assets	6,308,561	5,560,212	5,557,098	5,416,391	5,350,805
Total interest bearing deposits	3,430,542	3,164,389	3,136,172	3,056,551	3,031,256
Total noninterest demand deposits	1,883,227	1,420,247	1,462,683	1,416,336	1,345,917
Stockholders' equity	807,539	806,071	806,868	801,393	782,719
Financial Ratios:
Return on average assets (3)	(0.39)%	0.88%	1.22%	1.31%	1.20%
Return on average common equity (3)	(3.06)	6.08	8.42	8.86	8.19
Return on average tangible common equity (3) (4)	(3.96)	9.46	12.94	13.66	12.89
Efficiency ratio	63.31	64.20	61.93	62.55	64.62
Noninterest expense to average total assets (3)	2.36	2.70	2.57	2.69	2.81
Net interest margin (3)	3.64	4.06	4.02	4.21	4.33
Net interest spread (3)	3.48	3.87	3.81	4.01	4.13
(1) The average loan balances presented in the table are net of the ACL on loans and include loans held for sale. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(2) Yields on tax-exempt loans have not been stated on a tax-equivalent basis.
(3) Annualized
(4) See Non-GAAP Financial Measures section herein.

	As of Period End or for the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Select Balance Sheet:
Total assets	$6,552,122	$5,587,300	$5,552,970	$5,515,185	$5,376,686
Loans receivable, net	4,594,832	3,804,836	3,731,708	3,694,825	3,681,920
Investment securities	879,927	961,092	952,312	966,102	960,680
Deposits	5,567,733	4,617,948	4,582,676	4,562,257	4,347,708
Noninterest demand deposits	1,999,754	1,415,177	1,446,502	1,429,435	1,320,743
Stockholders' equity	793,652	798,438	809,311	804,127	796,625
Financial Measures:
Book value per share	$22.10	$22.25	$22.10	$21.96	$21.60
Tangible book value per share (1)	14.98	15.10	15.07	14.90	14.56
Stockholders' equity to total assets	12.1%	14.3%	14.6%	14.6%	14.8%
Tangible common equity to tangible assets (1)	8.5	10.2	10.4	10.4	10.5
Tangible common equity to tangible assets, excluding SBA PPP loans (1)	9.9	10.2	10.4	10.4	10.5
Loans to deposits ratio	83.8	83.4	82.2	81.8	85.5
Credit Quality Metrics:
ACL on loans to:
Loans receivable	1.53%	1.23%	0.96%	0.98%	0.98%
Loans receivable, excluding SBA PPP (1)	1.88	1.23	0.96	0.98	0.98
Nonperforming loans	212.62	139.16	81.24	88.00	188.51
Nonperforming loans to loans receivable	0.72	0.89	1.18	1.11	0.52
Nonperforming assets to total assets	0.51	0.63	0.82	0.77	0.38
Net charge-offs on loans to average loans receivable	0.18	0.04	0.20	0.03	0.13
Criticized Loans by Credit Quality Rating:
Special mention	$60,498	$61,968	$48,859	$51,267	$64,634
Substandard	90,553	89,510	93,413	90,204	89,274
Doubtful/Loss	—	—	524	524	524
Other Metrics:
Number of banking offices	62	62	62	62	62
Average number of full-time equivalent employees	877	877	889	877	880
Deposits per branch	$89,802	$74,483	$73,914	$73,585	$70,124
Average assets per full-time equivalent employee	7,195	6,342	6,253	6,176	6,082
(1) See Non-GAAP Financial Measures section herein.